Exhibit 99.2

NEWS RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications (949) 862-7624

New Century Announces $35 Million Private Placement

Irvine, Calif., October 1, 2004, New Century Financial Corporation (NYSE: NEW), the nation’s largest mortgage real estate investment trust, today announced that it has agreed to sell 636,885 shares of its common stock to Friedman, Billings, and Ramsey Group, Inc. at a price of $58 per share, less certain discounts, for aggregate proceeds of approximately $35 million in a private placement transaction. The private placement is expected to close concurrently with the closing of New Century’s previously announced $783 million public offering.

The securities in this private placement, when issued, will not be registered under the Securities Act of 1933, as amended, or the Securities Act, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements. New Century will agree to file a registration statement covering the resale of the shares of common stock acquired by the investor. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About New Century

New Century Financial Corporation is the nation’s largest mortgage real estate investment trust, providing first and second mortgage products to non-prime borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to, that New Century will complete the private placement and the concurrent public offering. New Century cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the interest rate environment, (iii) the stability of residential property values, (iv) the potential effect of new state or federal laws or regulations, (v) the effect of increasing competition in New Century’s sector, (vi) New Century’s ability to maintain adequate financing facilities, (vii) the outcome of litigation or regulatory actions pending against New Century, and (viii) the risks identified in the Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, filed by New Century’s predecessor, New Century TRS Holdings, Inc., and New Century’s (and its predecessor’s) other periodic filings with the Securities and Exchange Commission. New Century assumes no obligation to update the forward-looking statements contained in this press release.

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